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                                   EXHIBIT 3

                               LETTER AGREEMENT

                                   CMCO, INC.
                              135 East 57th Street
                            New York, New York 10022

                                                  February 11, 1999
Uniflex, Inc.
383 West John Street
Hicksville, New York 11802

Attention: Mr. Robert K. Semel

Dear Bob:

         Reference is made to the letter agreement dated November 16, 1998 ("Letter Agreement") between Uniflex, Inc., a Delaware corporation (the "Company") and CMCO, Inc., a New York corporation ("CMCO"), a copy of which is attached hereto. This letter agreement shall amend the Letter Agreement. The parties hereto agree that;

         1. The February 15, 1999 date set forth in the second paragraph on page one of the Letter Agreement and in Sections 4(a), 6(a)(ii) and 9(4)(i) is deleted and replaced with March 5, 1999.

         2. All other provisions of the Letter Agreement shall remain unchanged.

         If the foregoing accurately sets forth our understanding, we request that the Board of Directors of the Company approve this letter agreement amending the Letter Agreement and evidence such approval by causing the enclosed copy of this letter agreement to be signed on behalf of the Company, dated and returned to the undersigned.

                                       Very truly yours,

                                       CMCO Inc.

                                       By /s/ Robert Davidoff
                                          ---------------------------
                                          Robert Davidoff
                                          Vice President

Accepted and Agreed
as of the date first written above:

UNIFLEX, INC.

By: /s/ Robert K.  Semel
   ---------------------------
    Name: Robert K.  Semel
    Title: President

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